Exhibit 10.1
Summary of 2019 Executive Bonus Plan
On February 25, 2019, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Cornerstone OnDemand, Inc. (the “Company”) established an executive compensation plan for fiscal year 2019 (the "2019 Plan") as part of its annual review of target incentive compensation for the Company's executive officers.
Under the terms of the 2019 Plan, each of the eligible executive officers will be entitled to receive a bonus that will vary in amount depending on the Company’s success in achieving certain performance targets with respect to annual recurring revenue, subscription revenue, and operating income. The amount payable with respect to each metric may be greater or less depending on the extent to which the Company’s performance exceeds or falls short of the applicable target. No bonus payout for a particular performance metric will be earned unless the performance threshold for that metric is met.
The following table shows the target bonus amount payable under the 2019 Plan if the Company achieves each performance metric at target for each of the following executive officers:

Executive Officer	Target Bonus Amount
Mark Goldin, Chief Technology Officer	$262,500
Jeffrey Lautenbach, President of Global Field Operations	$400,000
Brian Swartz, Chief Financial Officer	$297,500
Adam Weiss, Chief Administrative Officer and General Counsel	$225,000

At the request of Adam Miller, the Company's Chief Executive Officer, Mr. Miller will not be eligible to participate in the 2019 Plan.